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                                                                   EXHIBIT 10.12

                              INVESTMENT AGREEMENT


                                  BY AND AMONG



                               GRANT PRIDECO, INC.
                             A DELAWARE CORPORATION


                                       AND


                       VOEST-ALPINE SCHIENEN GMBH & CO KG
                         AN AUSTRIAN LIMITED PARTNERSHIP



                           DATED AS OF APRIL 29, 1999



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                                TABLE OF CONTENTS



R E C I T A L S......................................................................................................3

1.  Definitions......................................................................................................4

2.  Sale and Assignment..............................................................................................4

3.  Purchase Price...................................................................................................5

4.  Adjustment of the Purchase Price.................................................................................7

5.  Effectiveness of the Agreement...................................................................................7

6.  Conditions Precedent.............................................................................................8

7.  Termination; Amendment; Waiver..................................................................................13

8.  Certain Covenants...............................................................................................13

9.  Representations and Warranties..................................................................................14

10. Indemnification.................................................................................................36

11. Miscellaneous...................................................................................................38



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                     I N V E S T M E N T   A G R E E M E N T

This investment agreement dated as of April 29, 1999 ("Investment Agreement") by and among (i) GRANT PRIDECO, Inc., a Delaware corporation with its principal place of business in The Woodlands, Texas and business address at 1450 Lake Robbins Drive, The Woodlands, Texas 77380 ("GRANT"), on the one hand, and (ii) VOEST-ALPINE SCHIENEN GmbH & Co KG, an Austrian limited partnership, with its principal place of business in Leoben-Donawitz and business address at Kerpelystrasse 199, 8704 Leoben-Donawitz, Austria, registered in the commercial register of the Higher Court of Leoben under the registration number 165399 i ("VA SCHIENE"), on the other hand.

                                 R E C I T A L S

WHEREAS, VA SCHIENE is the sole limited partner of VOEST-ALPINE STAHLROHR KINDBERG GMBH & Co KG, a limited partnership, duly organized, validly existing and in good standing under the laws of Austria, with its principal place of business in Kindberg and business address at Alpine Strasse 17, A-8652 Kindberg, Austria, registered in the commercial register of the Higher Court of Leoben under the registration number 165400 k, ("VASK GmbH & Co KG"), whose registered liability amount is of ATS 247,500,000 (in words: Austrian Shillings two hundred forty-seven million five hundred thousand);

WHEREAS, VA SCHIENE is the sole shareholder of VOEST-ALPINE STAHLROHR KINDBERG GMBH, a limited liability company, duly organized, validly existing and in good standing under the laws of Austria, with its principal place of business in Linz and business address at VOEST-ALPINE-Str. 1, 4020 Linz, registered in the commercial register of the Higher Court of Linz under the registration number 106933 f, having an entire nominal capital of ATS 500,000 (in words: Austrian Shillings five hundred thousand), which is fully paid-up, ("VASK GmbH"), being the general partner and therefore the management company of VASK GmbH & Co KG;

WHEREAS, GRANT intends to acquire from VA SCHIENE and VA SCHIENE intends to sell and transfer a 50.01 % of VA SCHIENE's limited partnership interest in VASK GmbH & Co KG, corresponding to a limited partnership interest of ATS 123,774,750 (in words: Austrian Shillings one hundred twenty-three million and seven hundred seventy-four thousand seven hundred fifty), ("Limited Partnership Interest") and 50 % of VA SCHIENE's interest in VASK GmbH, corresponding to a fully paid-up nominal capital of ATS 250,000 (in words: Austrian Shillings two hundred fifty thousand) ("Shares"), on the terms and conditions set out in this Investment Agreement; and



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WHEREAS, in connection with such sale and purchase, VA SCHIENE is prepared to make certain representations and warranties and covenants to GRANT;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GRANT and VA SCHIENE hereby covenant and agree as follows:

1.         DEFINITIONS

1.1 All capitalized or other defined terms are used and defined in this Investment Agreement or are used in this Investment Agreement with the meanings assigned thereto in Annex 1 to this Investment Agreement.

1.2 References to Sections, Schedules and Annexes are to Sections in, Schedules to and Annexes to this Investment Agreement unless the context requires otherwise and the Schedules and Annexes shall be deemed to form a part of this Investment Agreement.

1.3 Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender.

2.         SALE AND ASSIGNMENT

2.1 Upon the terms and conditions of this Investment Agreement, VA SCHIENE will sell the Shares and sell, convey, transfer and deliver its legal and beneficial interest in the Limited Partnership Interest to GRANT or its nominee(s), and GRANT will purchase from VA SCHIENE at the Closing, all (but not fewer than all) of the Shares and the Limited Partnership Interest free and clear of all liabilities and obligations, pledges, security interests, liens, contractual commitments, equities and encumbrances. For the sale and assignment of the Shares the parties are obliged to execute an assignment agreement in the form of a notarial deed as attached hereto as
           Schedule 2.1.

2.2 At Closing VA SCHIENE agrees to assign the Limited Partnership Interest to GRANT, who hereby accepts such assignment.



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3.         PURCHASE PRICE

3.1 The aggregate purchase price for the sale of the Limited Partnership Interest and the Shares shall be ATS 400,000,000 (in words: Austrian Shillings four hundred million), ("Purchase Price"), and is allocated as follows:

           (i) the purchase price for the sale of the Shares shall be an aggregate price of ATS 250,000 (in words: Austrian Shillings two hundred fifty thousand), ("Purchase Price I"), and shall be paid in accordance with the terms and conditions of the assignment agreement attached hereto as Schedule 2.1;

           (ii) the purchase price for the sale of the Limited Partnership Interest shall be an aggregate price of ATS 399,750,000 (in words: Austrian Shillings three hundred ninety-nine million seven hundred fifty thousand), ("Purchase Price II").

3.2 The Purchase Price II shall be satisfied by Grant's transfer of cash to VA SCHIENE's Bank Account on the dates and in the amounts set forth below:

           (i) 20 % of the Purchase Price II minus the Purchase Price amounting to ATS 79,950,000 (in words: Austrian Shillings seventy nine million nine hundred fifty thousand) shall be transferred on or before the Closing Date ("Installment I");

           (ii) 30 % of the Purchase Price II amounting to ATS 119,925,000 (in words: Austrian Shillings one hundred nineteen million nine hundred twenty-five thousand) shall be paid over three years in six equal installments at the end of each six month period, each in the amount of ATS 19,987,500 (in words: Austrian shillings nineteen million nine hundred eighty seven thousand), ("Installment II"). The first Installment II shall be paid six months after Installment I was due;

           (iii) the remaining 50 % of the Purchase Price II amounting to ATS 199,875,000 (in words: Austrian Shillings one hundred ninety nine million eight hundred seventy-five thousand) shall be paid over a seven and one-half year period out of the annual Dividend (each and such installment hereinafter referred to as "Installment III"). The first Installment III shall be paid within 14 days after the annual financial statements of the business year 1999/2000 have been approved by the partner's meeting by a transfer of the profits, if any, attributable to GRANT's interest in VASK GmbH & Co KG and VASK GmbH to VA SCHIENE's Bank Account. During the first five years, the annual Installment III shall be equal to the annual



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                  Dividend, provided, however that no payment shall be in excess of the unpaid Purchase Price II. If an Installment III so exceeds the unpaid Purchase Price II, the Installment III shall be reduced accordingly.

           If the sum of the amounts actually paid of Installment I, Installment II and III are not equal to the Purchase Price II by the 5th anniversary of the Closing Date, the unpaid principal shall be paid in five equal semi-annual installments (each and such installment hereinafter referred to as "Installment IV"). The first Installment IV shall be paid on December 1 of the calendar year during which the 5th anniversary of the Closing Date occurs.

3.3 GRANT shall pay interest on the unpaid principal amount of the Purchase Price from the Closing Date until the principal amount thereof shall have been paid in full. Interest shall be computed on the basis of six months EURIBOR in effect from time to time. The interest due in accordance with this section shall accrue from day to day, shall be computed under the basis of the actual number days elapsed and a year of 360 days, and shall be paid in arrears by GRANT in semi-annual installments on the end of every six months, following the Closing Date.

3.4 GRANT shall pay interest on overdue Installments and on overdue interest from the due date up to the date of actual payment at the rate determined to be three percent (3 %) per annum above the six months EURIBOR.

3.5 The outstanding Purchase Price shall be secured by a pledge in favor of VA SCHIENE on the ownership interest and the profit distribution rights allocated to the Shares and the Limited Partnership Interest and GRANT agrees to execute at Closing a pledge agreement in the form attached hereto as Schedule 3.5 (the "Pledge Agreement").

3.6        (a)    10 % of the Purchase Price II shall be payable as a deposit within 14 days from the Signing Date to an account designated by VA SCHIENE ("Deposit"). In the event this Investment
                  Agreement is terminated pursuant to Section 7 hereof other than as a result of a material default by GRANT, VA SCHIENE shall immediately return the Deposit to GRANT.

           (b)    The Deposit shall be applied against Installment I.



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4.         ADJUSTMENT OF THE PURCHASE PRICE

4.1 If at the end of the business quarter immediately prior to the Closing VASK GmbH & Co KG's equity ("Target Equity") is less than its equity at March 31, 1998 then the Purchase Price shall be reduced by 50 % of the deficiency, provided, however, that VA SCHIENE may in lieu of such adjustment elect to pay 100 % of such deficiency to VASK GmbH & Co KG.

           For purposes of calculating the Target Equity:

           (a) the same accounting standards and policies shall be used to calculate the March 31, 1998 equity, consistently applied;

           (b) any payment or distribution payable to VA SCHIENE or VASK GmbH in respect of earnings for the business year ended March 31, 1999 shall be reported as a liability notwithstanding the fact that such payment or distribution may not otherwise be recorded as liability at that time; it being understood that such payment or distribution may be made to VA SCHIENE;

           (c) the term equity shall refer to the line item "Eigenmittel" set forth on the March 31, 1998 balance sheet; and

           (d) the transfer of the entire legal ownership as of the Signing Date of VOEST-ALPINE TUBULAR Corporation to any of the TARGET COMPANIES ENTITIES shall not result in any adjustment.

           The calculation of the Target Equity shall be audited if requested by GRANT.

5.         EFFECTIVENESS OF THE AGREEMENT

5.1 This Investment Agreement shall become binding upon the contracting parties upon its execution by VA SCHIENE and GRANT subject to Sections 6.1 and 6.2.

5.2 The transfer of the Shares and the Limited Partnership Interest shall become effective upon Closing. All rights and obligations, benefits and charges pass as of that date from VA SCHIENE to GRANT. From the Closing Date onwards VA SCHIENE shall not participate in the profit and losses attributable to the Limited Partnership Interest.



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6.         CONDITIONS PRECEDENT

6.1 The obligations of GRANT to consummate the transaction contemplated by this Investment Agreement are subject to the satisfaction and proof in a form and substance satisfactory to GRANT or waiver on or prior to the Closing Date, of each of the following conditions ("Conditions Precedent I"):

           (a) VASK GmbH & Co KG has concluded an agreement with VOEST-ALPINE or its Affiliates regarding

                  (i) the usage of the trade name and mark, including the usage of the trade name and mark by GRANT and its Affiliates for marketing purposes; and

                  (ii) VASK GmbH & Co KG's joining of the IT framework agreement for SAP; and

                  (iii) the services per the service agreements in form and substance acceptable to GRANT attached hereto as
                            Schedule 6.1 (a) (iii).

           (b) VA SCHIENE has obtained the approval of the ERP-Funds to conclude this Investment Agreement;

           (c) VASK GmbH & Co KG has concluded an agreement with VA SCHIENE regarding the dissolution and final settlement of the "Besserungsschein" as attached hereto as Schedule 6.1 (c) (i).

           (d) VA SCHIENE has provided commercial registry extracts as of the Closing Date for VASK GmbH & Co KG;

           (e) IVM Industrieversicherungsmakler GmbH has issued an official confirmation that the present terms and conditions of all insurance policies in favor of VASK GmbH & Co KG or its employees will remain valid and unchanged following the Closing of this Investment Agreement;

           (f) An agreement has been concluded between the TARGET COMPANIES and the VA-Group concerning



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                  (i)       the TARGET COMPANIES allocations to premiums of
                            group insurance policies; and

                  (ii) the supply of steel billets in a form as attached hereto as Schedule 6.1.g. (ii);

           (g) The members of VASK GmbH's supervisory board delegated by VA SCHIENE have declared their resignation from office in writing;

           (h) VA SCHIENE shall have taken all necessary steps towards the transfer of the shareholding of VA SCHIENE in VOEST-ALPINE SOUTH AMERICA, S.A. to an entity of the TARGET COMPANIES ENTITIES;

           (i)    Each Party shall have furnished the other Party with

                  (i) a certified copy of a resolution or resolutions duly adopted by the supervisory board of such Party approving the transaction documents to which it is a party and consummation of the transaction contemplated hereby;

                  (ii) a favorable legal opinion, dated the Closing Date, in customary form and substance of Dorda, Brugger & Jordis, outside counsel for VA SCHIENE, and Fulbright & Jaworski LLP, outside counsel for GRANT to the effect that:

                         (A) Each Party is duly organized, existing and in good standing under the applicable laws and has all requisite corporate power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform its obligations thereunder. The execution, delivery and performance by the Parties of the Transaction Documents have been duly and validly authorized and all necessary corporate action on the part of the Parties has been taken. Each of the Transaction Documents has been duly and validly executed and delivered by the Parties;

                         (B) the execution and delivery by the Parties of the Transaction Documents, the consummation of the transaction contemplated hereby and compliance by the Parties with the provisions thereof will not conflict with, constitute a default under or violate any of the terms, conditions or provisions of the Parties' partnership agreement or by-laws;



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                  (iii)  a favorable officer's certificate, dated the Closing
                         Date, in customary form and substance for VA SCHIENE and GRANT, to the effect that:

                         (A) each Party is duly organized, existing and in good standing under the applicable laws and has all requisite corporate power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform its obligations thereunder. The execution, delivery and performance by the Parties of the Transaction Documents have been duly and validly authorized and all necessary corporate action on the part of the Parties has been taken. Each of the Transaction Documents has been duly and validly executed and delivered by the Parties;

                         (B) the execution and delivery by the Parties of the Transaction Documents , the consummation of the transaction contemplated hereby and compliance by the Parties with the provisions thereof will not conflict with, constitute a default under or violate any of the terms, conditions or provisions of the Parties' partnership agreement or by-laws;

           (j) The representations, covenants and warranties of VA SCHIENE contained in this Investment Agreement (other than any representations, covenants and warranties made as of a specific date) shall be true in all material respects on and as of the Closing Date with the same effect as though such representations, covenants and warranties had been made on and as of such date, except for such representations, covenants and warranties that are no longer true or complete in any material respect provided that VA SCHIENE has disclosed to GRANT in writing the nature of the change in circumstances and such changes do not result in a material adverse change in respect of the TARGET COMPANIES ENTITIES. GRANT shall receive a certificate to that effect on the Closing Date, executed on behalf of VA SCHIENE, by the managing board.

           (k) The Parties shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and any third parties as are necessary, if any, in connection with the transactions contemplated hereby have been obtained.



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           (l)    There shall not be pending or threatened by any Governmental
                  Authority any suit, action or proceeding (or by any other Person any pending suit, action or proceeding which has a reasonable likelihood of success),

                  (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Investment Agreement or seeking to obtain from the TARGET COMPANIES ENTITIES any damages that are material in relation to TARGET COMPANIES ENTITIES taken as a whole; or

                  (ii) seeking to prohibit or limit the ownership or operation of any material portion of the TARGET COMPANIES ENTITIES or to dispose of or hold separate any material portion of the business or assets of the TARGET COMPANIES ENTITIES, as a result of the transactions contemplated by this Investment Agreement.

6.2 The respective obligations of GRANT and VA SCHIENE to consummate the transactions contemplated by this Investment Agreement are subject to the clearing from cartel authorities and the payment of Installment I to VA SCHIENE ("Conditions Precedent II").

6.3 All Conditions Precedent I mentioned under Section 6.1.a to 6.1.r above, shall be fulfilled by September 30, 1999 (in words: September thirty, nineteen ninety nine) at the latest. The application to the cartel authorities according to Section 6.2 shall be filed without undue delay after the Signing Date.

6.4 As soon as the Condition Precedent II has been fulfilled, the closing of the transactions contemplated by this Investment Agreement (the "Closing") shall take place at the offices of Bruckhaus Westrick Heller Lober, Seilergasse 16, 1010 Vienna, beginning at 10:00 am on the Closing Date. All actions to be taken at the Closing as set forth herein and all agreements, documents and instruments delivered and payments made with respect thereto shall be considered to have been taken and delivered or made and shall be effective simultaneously at 5 pm Vienna time on the Closing Date (except as otherwise expressly provided in such agreements, documents and instruments), and no such action, delivery or payment shall be considered as complete until all such actions, delivery and payments incident to the Closing have been completed.

6.5 At Closing the following agreements and documents shall be executed and action shall be taken:



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           (a)    a notarial deed regarding the sale and assignment of the
                  Shares from VA SCHIENE to GRANT in substantially the form as attached hereto as Schedule 2.1 shall be executed;

           (b) the execution of the Operating Agreement by VA SCHIENE and GRANT in substantially the form as attached hereto as Schedule 6.5.b;

           (c) the execution of the Supply Agreement by VASK GmbH & Co KG and GRANT in substantially the form as attached hereto as Schedule 6.5.c;

           (d) the approval of VASK GmbH & Co KG's partnership agreement by the partners' meeting in substantially the form as attached hereto as Schedule 6.5.d;

           (e) approval of VASK GmbH's articles of association by the shareholders' meeting in substantially the form as attached hereto as Schedule 6.5.e;

           (f) execution of the Pledge Agreement by VA SCHIENE and GRANT in substantially the form as attached hereto as Schedule 3.5;

           (g) execution of the registration to be filed with the commercial register, to register the transfer of the Limited Partnership Interest from VA SCHIENE to GRANT by VA SCHIENE, VASK GmbH and GRANT; and

           (h) execution by the managing director's of VASK GmbH of the registration to be filed with the commercial register, to register the transfer of Shares from VA SCHIENE to GRANT.

6.6 Forthwith after Closing a shareholders' meeting of VASK GmbH shall be held electing the new members of the supervisory board.

6.7 After the election the constituent supervisory board meeting shall take place, electing a chairman and a deputy-chairman and approving

           (i) the by-laws for the supervisory board in substantially the form attached hereto as Schedule 6.7.i; and

           (ii) the by-laws for the management board in substantially the form as attached hereto as Schedule 6.7.ii.



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           Both Parties shall undertake with their best efforts to cause their designated members of the supervisory board to comply with this provision.

7.         TERMINATION; AMENDMENT; WAIVER

7.1 This Investment Agreement may be terminated at any time prior to the Closing Date

           (i)    by mutual written consent of the Parties hereto;

           (ii)   by either VA SCHIENE or GRANT:

                  (A) if any court of competent jurisdiction or any Governmental Authority shall have issued a permanent injunction or other order or have taken any other action permanently enjoining, restraining or otherwise prohibiting the transaction contemplated hereby, or

                  (B) if the transactions contemplated hereby shall not have been consummated by September 30, 1999, unless the failure to consummate the transaction contemplated hereby is a result of a material breach of this Investment Agreement by the Party seeking to terminate this Investment Agreement.

           (iii) by GRANT, if VA SCHIENE materially breaches any of its representations, warranties or covenants herein or fails to perform in material respect any of its covenants, agreements or obligations under this Investment Agreement.

7.2 In the event of termination of this Investment Agreement as provided in Section 7.1 above, this Investment Agreement shall forthwith become null and void and have no effect, without any liability or obligation on the part of GRANT or VA SCHIENE, other than

           (i)    the provisions of Section 11.1, 11.5 and 11.7; and

           (ii) such termination shall not relieve any Party hereto for any intentional breach of this Investment Agreement prior to such termination.



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8.         CERTAIN COVENANTS

8.1 Between the Signing Date and Closing Date VA SCHIENE shall use its, and shall cause the TARGET COMPANIES to use their, best efforts to preserve intact the present assets and goodwill of the TARGET COMPANIES ENTITIES and to ensure that the TARGET COMPANIES ENTITIES operate their businesses in all material respects only in the usual course of business and not to take any action that would cause any of the VA SCHIENE's representations and warranties pursuant to Section 9 not to be true and correct as of the Closing Date and shall not enter into any agreements that would otherwise be required to be scheduled under the Transactions Documents without prior consent of GRANT.

8.2 Prior to Closing, VA SCHIENE will use all reasonable endeavors to procure that the employees of the TARGET COMPANIES ENTITIES at the date hereof remain and continue as employees of the TARGET COMPANIES ENTITIES after the Closing Date.

8.3 Prior to Closing, VA SCHIENE shall not take, nor allow any of the TARGET COMPANIES ENTITIES to take, any action that would have required GRANT's consent under the Operating Agreement if the Operating Agreement had been in effect at such time, except as otherwise provided in this Investment Agreement or as agreed to in writing by GRANT.

8.4 Prior to Closing the Parties shall use all best endeavors to ensure that all conditions precedent shall be timely fulfilled.

9.         REPRESENTATIONS AND WARRANTIES

9.1 VA SCHIENE represents, covenants and warrants to GRANT at the Signing Date and again as of the Closing Date, subject to VA SCHIENE's right to update the Schedules hereto for changes of fact occurring between the Signing Date and the Closing Date as follows:

9.1.1      VA SCHIENE's Good Standing and Authorization

           (i) VA SCHIENE is a limited partnership, duly organized, validly existing and in good standing under the laws of the Republic of Austria and is duly registered in the commercial register of the Higher Court of Leoben under the registration number 165399 i. No Bankruptcy Action has been initiated against VA SCHIENE. VA SCHIENE owns directly all the outstanding equity interests in the TARGET COMPANIES, free and clear of all Liens and all such interests have been validly



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                                      -15-

                  issued and are fully paid and non-assessable. The Limited Partnership Interest and the Shares are freely transferable (or any necessary consent of third persons has been obtained) and will be transferred to GRANT free of any rights of third persons.

           (ii) VA SCHIENE has the requisite partnership power and authority to enter into this Investment Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Investment Agreement by VA SCHIENE and the consummation by VA SCHIENE of the transactions contemplated hereby have been duly authorized by all necessary partnership action on the part of VA SCHIENE. This Investment Agreement has been duly and validly executed and delivered by VA SCHIENE and constitutes a valid and binding obligation of VA SCHIENE, enforceable against VA SCHIENE in accordance with its terms, except that

                  (A) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditor's rights generally; and

                  (B) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

           (iii) The execution and delivery of this Investment Agreement by VA SCHIENE do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien, upon any of the properties or assets of the TARGET COMPANIES under, any provision of

                  (A) the limited partnership agreement, by-laws or other organizational documents of VA SCHIENE;

                  (B) any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise or license applicable to VA SCHIENE or any of its respective properties or assets; or

                  (C) subject to the governmental filings and other matters referred to in Section 9.1.1.iv below, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to VA SCHIENE or its respective properties or assets.

           (iv) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to VA SCHIENE in connection with the execution and delivery of this Investment Agreement by VA SCHIENE or the consummation by VA SCHIENE of the transactions contemplated hereby, except as has already been obtained and except for the filing of premerger notification information with the competent competition authorities.

           (v) No administrative, civil or arbitral proceeding which could hinder or prevent the execution and delivery of this Investment Agreement by VA SCHIENE or the consummation by VA SCHIENE of the transactions contemplated hereby are pending or, to the best knowledge of VA SCHIENE, threatened.

9.1.2      Financial Statements

           (i) VA SCHIENE has delivered to GRANT the following financial statements (the "VASK Financial Statements") which are attached as Schedule 9.1.2.i hereto: the audited financial statements of VASK GmbH & Co KG and its legal predecessor at March 31, 1998, March 31, 1997 and December 31, 1996, each together with the report on the economic position, and the unaudited financial statements of VASK GmbH of March 31, 1998 and will deliver as promptly as practicable after the Signing Date the audited financial statements of VASK GmbH & Co KG at March 31, 1999 and the unaudited financial statements of VASK GmbH at March 31, 1999.

           (ii) The VASK Financial Statements, including the balance sheet and the related statement of income and cash flows have been prepared in accordance with generally accepted Austrian accounting principles consistently applied (except for the financial statements at March 31, 1999 which have been prepared in accordance with the IAS), and fairly present the financial position, results of operations, assets and liabilities of the TARGET COMPANIES as of the date and for the fiscal period covered thereby.

           (iii) There are no liabilities or obligations of any nature, whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by the generally accepted Austrian accounting principles to be accrued or disclosed in a financial statement, which are not disclosed as such on the VASK Financial Statements at the accounting date, except for those which were incurred after such date in the ordinary course of business of the TARGET COMPANIES.

           (iv) Except for the adoption of the IAS for the VASK Financial Statements at March 31, 1999 the bases and policies of accounting of the TARGET COMPANIES (including depreciation) adopted for the purpose of preparing the VASK Financial Statements are the same as those adopted for the purpose of preparing the audited accounts of the TARGET COMPANIES for each of the three (3) preceding accounting periods.

           (v) Depreciation of the fixed assets of the TARGET COMPANIES have been made at a rate sufficient to write down the value of such assets to nil not later than the end of their useful working lives.

           (vi) The TARGET COMPANIES' work in progress has been valued by the TARGET COMPANIES on a basis in all material respects consistent with that adopted for the purpose of the TARGET COMPANIES' audited accounts in respect of the beginning and end of each of the three preceding accounting periods.

           (vii) The VASK Financial Statements disclose and make proper provision or reserve for or note all contingent liabilities, capital or burdensome commitments.

           (viii) The profits and losses of the TARGET COMPANIES shown by the VASK Financial Statements have not in any material respect been affected by any unusual or exceptional item or by any other matter which has rendered such profits or losses unusually high or low, other than disclosed in the auditors' reports to VASK Financial Statements.

           (ix) The book debts shown in the VASK Financial Statements have realized or have in aggregate realized the nominal amount thereof less any reserve for bad or doubtful debts included in the VASK Financial Statements and none of the same has been released or settled for an amount less than that shown in the VASK Financial Statements.

           (x) The commercial books of account, records, documents of the TARGET COMPANIES, including those that have be kept due to existing contracts are up to date, are in the custody of the TARGET COMPANIES and are complete and correct in accordance with the law and accepted Austrian accounting principles or IAS.

9.1.3      Subsidiaries and Representative Offices

           The TARGET COMPANIES have no Subsidiaries or Representative Offices with the exception of such Subsidiaries and Representative Offices which are listed in Schedule 9.1.3 hereto. All Subsidiaries and Representative Offices are duly organized, validly existing and in good standing under the law of its jurisdiction of organization and are directly owned by TARGET COMPANIES in the percentage indicated in
           Schedule 9.1.3 hereto. The shares of such Subsidiaries have been properly issued and are fully paid-up and the Representative Offices have been properly registered with the competent Governmental Authority under the law of its jurisdiction of organization. The Subsidiaries are not insolvent or party in a Bankruptcy Action.

9.1.4      Options

           There are no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which any of the TARGET COMPANIES ENTITIES are a party, or by which it is bound, obligating

           (A) any of the TARGET COMPANIES ENTITIES to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in that entity; or

           (B) any of the TARGET COMPANIES ENTITIES to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

9.1.5      Title to Properties

           Other than immaterial Liens that do not affect value or use,

           (i) All assets exist and the TARGET COMPANIES ENTITIES hold good and valid title to and actual power of control of them. All assets are free and clear of all Liens and there are no obligations of the TARGET COMPANIES ENTITIES to grant such rights. Machines and stocks were not pledged and accounts receivables were not assigned, other than disclosed in Schedule 9.1.5.i. Encumbrances due to statutory provisions, such as pledges for taxes, carriers, lessors or similar persons that concern claims that are either not due yet or that are contested in good faith are excluded from these representations. The TARGET COMPANIES ENTITIES are not party to a lease agreement (notwithstanding if as lessee or lessor), other than disclosed in Schedule 9.1.5.i.

           (ii)   Each item of TARGET COMPANIES ENTITIES' plant and equipment:

                  (A) is licensed, registered or approved for use (if required to be licensed, registered or approved for use);

                  (B) is in good repair and taking into account normal wear and tear is in satisfactory working condition and capable of doing the work for which it is designed;

                  (C) is not the subject of any notice, order or requirement from any competent Governmental Authority having control or jurisdiction over its use or ownership; and

                  (D) is erected or positioned in accordance with all applicable laws and is operated by the TARGET COMPANIES ENTITIES without contravening any laws or industrial health and safety regulations in any material aspect.

           (iii) To the best knowledge of VA SCHIENE, there is no claim outstanding against any supplier of the plant and equipment of any of the TARGET COMPANIES ENTITIES or of maintenance services for that plant and equipment in connection with any defect in that plant and equipment.

           (iv) Each item of plant and equipment is in the physical possession of the TARGET COMPANIES ENTITIES as indicated in the TARGET COMPANIES ENTITIES' asset register, if any.

           (v) To the best knowledge of VA SCHIENE, the TARGET COMPANIES ENTITIES have not supplied goods or have agreed on the supply of them that are or shall become defect or that do not or will not correspond to the provisions of the respective purchase agreement, other than shown in the VASK Financial Statements and other than those listed in Schedule 9.1.5.v. In particular, there have been no recall actions and no guarantee claims with respect to goods that were manufactured and supplied until the Signing Date that exceed the average level of guarantee repairs of the last 5 years.

           (vi) The TARGET COMPANIES ENTITIES have less than USD 15,000,000 in assets in the United States and the revenues of the TARGET COMPANIES ENTITIES from sales in the United States for the business year ended March 31, 1999 were less than USD 25,000,000.

9.1.6      Business Premises

           (i) Schedule 9.1.6.i accurately describes all the business premises owned, leased and/or occupied by the TARGET COMPANIES ENTITIES (the "Business Premises"). The list and the attached abstracts from the land register are complete and correct and comprise

                  (A) all real property assets (land with or without buildings, condominium or floor property and similar rights) of the TARGET COMPANIES ENTITIES structured by owner, space, location, zoning plan and register number; and

                  (B) all branches, offices and any other business sites of the TARGET COMPANIES ENTITIES.

           (ii) The respective company of the TARGET COMPANIES ENTITIES owns the real property as set forth in the land register, has exclusive occupation and possession of occupied but not owned Business Premises, as the case might be, free from any third party encumbrance, tenancy or right of occupation, reservation, easement, quasi-easement or privilege in favor of any third party, other than registered in the land register or disclosed in Schedule 9.1.6.ii and there are appurtenant to the Business Premises all rights and easements necessary for their use and enjoyment on terms which do not entitle any person to terminate them other than disclosed in Schedule 9.1.6.ii. As far as motions, statements or filings of documents are required with the respective land registry, to the best knowledge of VA SCHIENE, such requirements have been duly fulfilled.

           (iii) To the best knowledge of VA SCHIENE, there are no restrictions, stipulations or outgoings affecting the Business Premises which are of an onerous or unusual nature or conflict with the present use. The use of the Business Premises by the TARGET COMPANIES ENTITIES does not constitute a material breach of any applicable law.

           (iv) To the best knowledge of VA SCHIENE, no development, alterations or works have been carried out in relation to the Business Premises which would require any permission or consent under any law which has not been obtained and all conditions attaching to any such permission or consent have been fully complied with.

           (v) To the best knowledge of VA SCHIENE, there are no proposals by any competent authority or other person which would have a Material Adverse Effect on the Business Premises.

           (vi) To the best knowledge of VA SCHIENE, each of the buildings and other erections on the Business Premises:

                  (A) is in such condition and repair as to be substantially fit for the purpose for which it is presently used; and

                  (B) is approved and materially complies with applicable laws and industrial health and safety regulations.

           (vii) The connections to power and waste disposal services existing in the buildings and other erections on the Business Premises are approved and materially comply with applicable laws. Neither the TARGET COMPANIES ENTITIES nor VA SCHIENE are, to VA SCHIENE's best knowledge, aware of any imminent or likely interruption to those services.

           (viii) There are no current disputes relating to any of the Business Premises or their use.

9.1.7      Tax Matters

           (i) All Tax Returns of or with respect to any Tax that are required to be filed on or before the Signing Date by or with respect to the TARGET COMPANIES ENTITIES have been duly and timely filed in accordance with all applicable statutes, rules and regulations.

           (ii) All items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been so included and all information provided in each such Tax Return is true, correct and complete in all material respects.

           (iii) All Taxes which have become due with respect to the period covered by each such Tax Return whether or not reflected on the Tax Returns have been timely paid in full.

           (iv) To the best knowledge of VA SCHIENE, there is no claim from any Governmental Authority with respect to the TARGET COMPANIES ENTITIES for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed by any Governmental Authority with respect to any Tax Return of or with respect to the TARGET COMPANIES ENTITIES.

           (v) There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the TARGET COMPANIES ENTITIES or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the TARGET COMPANIES ENTITIES.

           (vi) Schedule 9.1.7.vi attached hereto contains a true and complete list of each written Tax allocation or sharing agreement and a true and complete description of each unwritten Tax allocation or sharing arrangement affecting the TARGET COMPANIES ENTITIES.

           (vii) Except for any requirements due to the adoption of the IAS for the VASK Financial Statements at March 31, 1999, the TARGET COMPANIES ENTITIES will not be required to include any amount in income for any taxable period beginning after the Signing Date as a result of a change in accounting method for any taxable period ending on or before the Signing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period.

           (viii) No Liens (whether filed or arising by operation of law) have been imposed upon or asserted against the TARGET COMPANIES ENTITIES as a result of or in connection with the failure, or alleged failure to pay any tax.

           (ix) All amounts of or in relation to Tax required to be collected or withheld by the TARGET COMPANIES ENTITIES have been duly collected or withheld and any such amounts that are required to be remitted to any Governmental Authority have been duly remitted.

           (x) No extension of time within which to file any Tax Returns has been requested nor has any tax return not been filed and no penalty, interest or, to the best knowledge of VA SCHIENE, other charge is due with respect to the late filing of any such Tax Return or late payment of any such Tax.

9.1.8      Litigation

           (i) The TARGET COMPANIES ENTITIES are not engaged in any legal (civil or criminal), administrative or arbitration proceedings other than those disclosed in Schedule 9.1.8.i. There are no investigations or proceedings pending or, to the best knowledge of VA SCHIENE, threatened against or affecting the TARGET COMPANIES ENTITIES which might involve any liability not fully covered by insurance or provided for in the VASK Financial Statements nor, to the best knowledge of VA SCHIENE, is there any basis for such legal action, proceeding or investigation.

           (ii) No claim has been made against the TARGET COMPANIES ENTITIES in the three (3) year period prior to the Signing Date, in connection with any product liability, other than disclosed in
                  Schedule 9.1.8.ii. To the best knowledge of VA SCHIENE, there are no facts likely to give rise to any such claim and the TARGET COMPANIES ENTITIES or its legal predecessors have maintained adequate insurance against any such claim.

           (iii) No claim has been made against TARGET COMPANIES ENTITIES by any former or current employee and/or contractors in connection with occupational health and safety matters, other than those disclosed in Schedule 9.1.8.iii.

           (iv) None of the operations of the TARGET COMPANIES ENTITIES are subject to any unsatisfied judgment or any order, award or decision handed down in any litigation, arbitration or enforcement proceedings (civil or criminal), other than disclosed in Schedule 9.1.8.iv.

           (v) Other than listed in Schedule 9.1.8.v none of the TARGET COMPANIES ENTITIES have received a query or questionnaire due to applicable cartel law, antitrust law or anti-dumping laws or other laws or regulations by court or a governmental authority (including the Austrian Cartel Court or any other cartel authority, the European Merger Task Force, or the EFTA-Controlling Authority, the U.S. Trade Commission). To the best knowledge of VA SCHIENE, there are no other circumstances that could lead to such investigations. VA SCHIENE has, however, disclosed to GRANT prior importations of goods by or on behalf of TARGET COMPANIES ENTITIES and VOEST-ALPINE TUBULAR Corporation into the United States. Any liability regarding these importations shall not be covered by the representations and warranties made herein, but shall be exclusively dealt with in the Supply Agreement.

9.1.9      Environmental Matters

           (i) Schedule 9.1.9.i shows a list of the Austrian and European Environmental Laws applicable for the business and plant of the TARGET COMPANIES ENTITIES identified by the environmental audit company ARP GmbH-Aufbereitung, Recycling, Pruftechnik, Johann-Sackl Gasse 65-67, A-8700 Leoben ("Environmental Laws"). The TARGET COMPANIES ENTITIES have been and are materially in compliance with all Environmental Laws and, to the best knowledge of VA SCHIENE, there are no conditions existing on or resulting from the operation of the businesses or properties of the TARGET COMPANIES ENTITIES that may give rise to any on-site or off-site remedial obligations under any Environmental Laws.

           (ii) The TARGET COMPANIES ENTITIES and their properties are not subject to any existing, pending or, to the best knowledge of VA SCHIENE, threatened action, suit, investigation, inquiry or proceeding by or before any Governmental Authority under any Environmental Laws.

           (iii) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by the TARGET COMPANIES ENTITIES under any Environmental Laws, including without limitation those relating to the treatment, storage, disposal or release of any substance, material or waste regulated under Environmental Laws into the environment, have been duly obtained or filed, and will not be terminated or cease to have effect as a consequence of the change in ownership of the Shares and/or Limited Partnership Interest and the TARGET COMPANIES ENTITIES are materially in compliance with the terms and conditions of all such permits and authorizations and no actions or appeals are pending or, to the best knowledge of VA SCHIENE, threatened, to revoke or materially alter the terms and conditions of such material permits.

           (iv) Since the effective date of the relevant requirements of the Austrian Waste Disposal Act ("Abfallwirtschaftsgesetz") or other comparable Environmental Laws, all substances, materials or wastes regulated under Austrian Waste Disposal Act ("Abfallwirtschaftsgesetz") or another comparable Environmental Law that are generated by the TARGET COMPANIES ENTITIES or at any properties of the TARGET COMPANIES ENTITIES and require disposal or treatment have been transported only by carriers, that to the best knowledge of VA SCHIENE, maintaining valid authorizations under Austrian Waste Disposal Act ("Abfallwirtschaftsgesetz") and any other comparable Environmental Laws and treated and disposed of only at treatment, storage and disposal facilities, that to the best knowledge of VA SCHIENE, maintain valid authorizations under Austrian Waste Disposal Act ("Abfallwirtschaftsgesetz") and any other comparable Environmental Law, and, to the knowledge of VA SCHIENE, such carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.

           (v) There are no asbestos-containing materials or naturally occurring radioactive materials on or in any of the properties of the TARGET COMPANIES ENTITIES that are required to be removed, remediated or abated under Environmental Laws, and, to the best knowledge of VA SCHIENE, there are no storage tanks, open or closed pits, sumps, or other containers on or under any of the properties of the TARGET COMPANIES ENTITIES from which any substances, materials or wastes regulated under Environmental Laws have been released into the surrounding environment.

           (vi) Without limiting the foregoing, there is no liability to any non-governmental third party under Environmental Laws or under common law tort, trespass and nuisance in connection with any release or, to the best knowledge of VA SCHIENE, threatened release of any substances, materials or wastes regulated under Environmental Laws into the environment as a result of or with respect to the properties or businesses of the TARGET COMPANIES ENTITIES. None of the TARGET COMPANIES ENTITIES has received a regulatory notification or complaints of third parties, including neighbors, that concern the industrial procedures and the business activity of the TARGET COMPANIES ENTITIES, air water pollution, the disposal of waste or noise emission caused by these plants and it is not known to VA SCHIENE that such notifications or complaints are intended.

           (vii) There are no substances in the ground, ground water, or in the air of business plants, including those coming from neighboring premises, that have to be removed or restored due to the Austrian Waste Disposal Act ("Abfallwirtschaftsgesetz") or any other Environmental Laws. Until the Signing Date there were and are no disposals or emptying or any distribution of polluting, dangerous or toxic substances, or waste on the surface or in the ground of the Business Premises. All such substances were duly disposed and are not stored on the Business Premises.

           (viii) If the TARGET COMPANIES ENTITIES are obliged to restore or to dispose waste that was transported until the Closing Date to waste disposal sites these costs are borne by or the TARGET COMPANIES ENTITIES. All sewage that is emitted by the TARGET COMPANIES ENTITIES is treated in a way that the sewage and the pollution of rivers and ground water are in accordance with statutory provisions, regulations, regulatory conditions and permits. Also the level of emissions arising from the industrial procedures of the TARGET COMPANIES ENTITIES, including the operation of the Power Plant with regard to all steams, waste, gases, any other air polluting, noxious or odorous substances are in material accordance with the statutes, regulations, and regulatory provisions and conditions, including all provisions concerning employee protection.

9.1.10     Labor Matters

           (i) Set forth on Schedule 9.1.10.i attached hereto is a list of each of the following that is, as of the Signing Date, sponsored, maintained or contributed to by TARGET COMPANIES ENTITIES for the benefit of its employees :

                  (A)    each employee benefit plan;

                  (B) each stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting and employment agreement, including without limitation those covering employees outside of Austria.

           (ii) The TARGET COMPANIES ENTITIES have no outstanding liability other than accrued as a current liability on its balance sheet as of March 31, 1999 with respect to any of the items described in clauses (A) and (B) above that are not currently sponsored, maintained or contributed to by TARGET COMPANIES ENTITIES, but were so sponsored, maintained or contributed to by the TARGET COMPANIES ENTITIES within the past six years.

           (iii) A complete and accurate list of current employees and managers of TARGET COMPANIES ENTITIES, as of the Signing Date, entitled to an annual compensation in excess of ATS 1,000,000 is attached hereto as Schedule 9.1.10.iii and contains information on names, commencement of employment, gross annual salary, other fringe benefits, including pension commitments, shares in profiteering arrangements, severance pays, accrued vacation, periods of notice and dates of notice, applicable national collective agreements. Except as set forth in
                  Schedule 9.1.10.iii no loans or other advances have been made to such managers or employees of the TARGET COMPANIES ENTITIES. Except as set forth in Schedule 9.1.10.iii there are no pension, provident, superannuation or retirement benefit funds, schemes or arrangements under which the TARGET COMPANIES ENTITIES are contractually obliged to provide to such managers or employees or former managers or employees or any spouse or other dependent of any of the same, retirement benefits of any kind (which expression shall include benefits payable upon retirement, leaving service, death, disablement and any other benefits which are commonly provided for under provident or retirement schemes) apart from local statutory schemes in Austria. All payments made to such local statutory schemes have been fully paid when due and payable.

           (iv) All wages and salaries and other remunerations to employees and managing directors of the TARGET COMPANIES ENTITIES were paid in full, if due, up to and including the Signing Date. The TARGET COMPANIES ENTITIES have withheld all amounts required by law or by contract to be withheld from the wages or salaries of all employees of the TARGET COMPANIES ENTITIES and the TARGET COMPANIES ENTITIES are not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. In particular, but not limited, VA SCHIENE represents and warrants to GRANT that all social security contributions (Sozialversicherungsbeitrage) have been regularly paid.

           (v) Except as set forth on Schedule 9.1.10.v attached hereto, there are, to the best knowledge of VA SCHIENE, no collective bargaining agreements, collective plant agreements (Betriebsvereinbarungen), social or retirement plans or other labor union agreements or understandings to which the TARGET COMPANIES ENTITIES are a party or by which any of them is bound, nor are the TARGET COMPANIES ENTITIES the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions. Except as set forth on Schedule 9.1.10.v, there is no union organization activity involving any of the employees of the TARGET COMPANIES ENTITIES, pending or, to the best knowledge of VA SCHIENE, threatened. There is no picketing, strikes, or any material slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes, in particular an unfair dismissal claim involving any of the employees of the TARGET COMPANIES ENTITIES, pending or, to the best knowledge of VA SCHIENE, threatened other than set forth in Schedule 9.1.10.v. The TARGET COMPANIES ENTITIES are in material compliance with all laws, regulations and orders relating to the employment of labor, including but not limited to all such laws, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax. Except as set forth on Schedule 9.1.10.v there has been no mass layoff with respect to the TARGET COMPANIES ENTITIES within the twenty-four (24) months prior to Signing Date.

           (vi) No outstanding liability has been incurred by the TARGET COMPANIES ENTITIES for breach of any contract, compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for any other liability arising from the termination of any contract of employment or for services.

           (vii) The TARGET COMPANIES ENTITIES have not entered into any arrangements regarding any future variation in any contract of employment in respect of any of their employees or any agreement imposing an obligation on the TARGET COMPANIES ENTITIES to increase the basis and/or rates of remuneration and/or the provision of other benefits in kind to or on behalf of any of their employees at any future date other than as contemplated by the applicable collective bargaining agreement.

           (viii) There are no provisions in the employment contracts of board members, managing directors, or employees of the TARGET COMPANIES ENTITIES on a basis of which a person receives payments or other contributions as a result of the contemplated share sale or by which their rights would be altered therefore.

           (ix) The TARGET COMPANIES ENTITIES are not party of an agreement or other transaction deemed to be as a transfer of an undertaking within the sense of the directive 77/187/EWG of the European Union.

9.1.11     Inventory

           (i) The stocks of finished goods of the TARGET COMPANIES ENTITIES, including their packaging, are of merchantable quality and fit for the purpose for which they are ordinarily acquired.

           (ii) The packaging and labeling of the stocks of finished goods is not false or misleading or deceptive and does not materially contravene any applicable law.


9.1.12     Intellectual Property

           (i) Subject to the agreements to be concluded pursuant to Section 6.1.a, the TARGET COMPANIES ENTITIES own or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs which are material to the condition (financial or otherwise) or conduct of the business and operations of the TARGET COMPANIES ENTITIES taken as a whole. The use of such patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs by the TARGET COMPANIES ENTITIES do not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of the TARGET COMPANIES ENTITIES.

           (ii) Except for the agreements set forth in Schedule 9.1.12.ii neither the TARGET COMPANIES ENTITIES nor VA SCHIENE is subject to an agreement concerning confidentiality or any other agreement restricting the free use and disclosure of information concerning business activities of the TARGET COMPANIES ENTITIES.

9.1.13     Insurance

           (i) Schedule 9.1.13.i attached hereto sets forth information as of the Signing Date hereof with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage, and bond and surety arrangements) to which the TARGET COMPANIES ENTITIES are a party, a named insured, or otherwise a named beneficiary of coverage. With respect to each such insurance policy:

                  (A)    the policy is in full force and effect;

                  (B) the TARGET COMPANIES ENTITIES are not in material breach or default (including with respect to the payment of premiums nor the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration under the policy;

                  (C) the policy will not be terminated or cease to have effect as a consequence of the change in ownership of the TARGET COMPANIES ENTITIES;

                  (D) no party to the policy has repudiated any provision thereof; and

                  (E) the TARGET COMPANIES ENTITIES have not reached or exceeded the policy limits for any insurance policies in effect at any time during the past five years.

            (ii) The TARGET COMPANIES ENTITIES have insurance in such amount and covering such risks as is customary for businesses of similar size in the business sector of the TARGET COMPANIES ENTITIES.

9.1.14     Compliance with Laws

           The TARGET COMPANIES ENTITIES hold all material required, necessary or applicable permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities ("TARGET COMPANIES ENTITIES' Permits"). The TARGET COMPANIES ENTITIES are in material compliance with the terms of the TARGET COMPANIES ENTITIES' Permits. The TARGET COMPANIES ENTITIES have materially not violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any federal, state or local government, domestic or foreign, or any Governmental Authority, any arbitration award or any judgment, decree or order of any court or other Governmental Authority, applicable to the TARGET COMPANIES ENTITIES or their businesses, assets or operations. Neither the TARGET COMPANIES ENTITIES nor VA SCHIENE are aware of any reason why any of the TARGET COMPANIES ENTITIES' Permits should be or may be revoked or amended.

9.1.15     Brokers

           No broker, investment banker or other Person is entitled to receive from the TARGET COMPANIES ENTITIES, VA SCHIENE or the VA-Group any investment banking, broker's, finder's or similar fee or commission in connection with this Investment Agreement or the transactions contemplated hereby.

9.1.16     Material Contracts and Agreements

           (i) Schedule 9.1.16.i attached hereto lists the following contracts and other agreements (written or oral) to which the TARGET COMPANIES ENTITIES or any of its assets is a party or subject to:

                  (A) Any agreement (or group of related agreements) for the purchase or sale of raw materials, steel billets or other goods and services in an amount in excess of ATS 20,000,000;

                  (B) any lease or rental of real property or personal property providing for payments in excess of ATS 1.3 million per year to or from any Person other than disclosed on Schedule 9.1.5.i;

                  (C) any agreement concerning a partnership or joint venture or distribution or agency relationship;

                  (D) any agreement (or group of related agreements) involving the creation, incurrence, assumption or guarantee of any indebtedness for borrowed money, any capital lease obligation or any sale and lease back obligation in an amount in excess of ATS 10,000,000 or which a security interest for any such obligations has been granted;

                  (E)    any material agreement concerning non-competition;

                  (F) any separate employment agreement providing for annual compensation in excess of ATS 1,000,000 or providing severance benefits outside the TARGET COMPANIES ENTITIES' customary severance policy;

                  (G) any agreement under which the TARGET COMPANIES ENTITIES have advanced or loaned any amount of money to its directors, officers or employees outside the ordinary course of business;

                  (H) any agreement not made in the ordinary course of business not otherwise disclosed herein and that could reasonably be expected to have a material adverse effect on the TARGET COMPANIES ENTITIES;

           (ii) All material contracts of the TARGET COMPANIES ENTITIES have been made available to GRANT. For purposes of this provision, material contracts shall be deemed to be all contracts of unusual and extraordinary nature and are outside the ordinary course of business or that should be disclosed to a contracting party that intends to purchase a significant participation in the TARGET COMPANIES due to their nature or importance of the obligation.

           (iii) Except as set forth on Schedule 9.1.16.iii there are no agreements (or group of related agreements), notwithstanding orally or written, concluded by the TARGET COMPANIES ENTITIES with an Affiliate of the VA-Group.

           (iv) Except as set forth on Schedule 9.1.16.iv there are no material agreements which will be or are capable of being terminated on a change of ownership of the TARGET COMPANIES.

9.1.17     Undisclosed Liabilities

           Except as set forth on Schedule 9.1.17 attached hereto or as set forth in the VASK Financial Statements, at the date of the most recent audited financial statements of the TARGET COMPANIES, the TARGET COMPANIES had not, and since such date the TARGET COMPANIES have not, incurred (except in the ordinary course of business), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the TARGET COMPANIES ENTITIES taken as a whole.

9.1.18     Year 2000 Compliance

           (i) The TARGET COMPANIES ENTITIESVA SCHIENE has made all reasonable efforts to render all of the Products and Services of the TARGET COMPANIES ENTITIES Year 2000 Compliant. If any of the TARGET COMPANIES ENTITIES is obligated to repair or replace Products or Services previously provided thereby that are not Year 2000 Compliant in order to meet its contractual obligations, to avoid personal injury or other liability, to avoid misrepresentation claims, or to satisfy any other obligations or requirements, such entity of the TARGET COMPANIES ENTITIES have repaired or replaced those Products and Services to make them Year 2000 Compliant. TARGET COMPANIES ENTITIES have furnished GRANT with true, correct and complete copies of any customer agreements and other materials and correspondence in which the TARGET COMPANIES ENTITIES have furnished (or could be deemed to have furnished) assurances as to the year 2000 Compliance of the Products or Services of the TARGET COMPANIES ENTITIES.

           (ii) THE TARGET COMPANIES ENTITIESVA SCHIENE has made all reasonable efforts to render all of the Internal MIS Systems and Facilities of the TARGET COMPANIES ENTITIES Year 2000 Compliant.

           (iii) To the actual knowledge of the TARGET COMPANIES ENTITIES the vendors of products or services to the TARGET COMPANIES ENTITIES will continue to furnish its products or services to the TARGET COMPANIES ENTITIES, without interruption or material delay, on and after January 1, 2000.

           (iv) The TARGET COMPANIES ENTITIES have furnished GRANT with a true, correct and complete copy of any internal investigations, memoranda, budget plans, forecasts or reports concerning the Year 2000 Compliance of the products, services, operations, systems, supplies, and facilities of the TARGET COMPANIES ENTITIES. A list of these investigations and reports is attached hereto as Schedule 9.1.18.iv.

9.1.19     Forced Labor

           There are claims based on forced labor and related class actions threatened against the VA-Group. VA SCHIENE hereby represents, covenants and warrants to hold harmless and indemnify GRANT, its Affiliates, successors and assigns for any Indemnity Losses from or arising out of any such claims asserted against the TARGET COMPANIES ENTITIES or GRANT.

9.1.20     Information

           (i) All information contained in this Investment Agreement (including the recitals) is true and accurate.

           (ii) No representation, warranty or covenant contained in this Investment Agreement and no statement contained in the Schedules or in any Annex, certificate or other instrument furnished or to be furnished to GRANT pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of fact, or omits or will omit to state a fact which is necessary in order to make the statements contained herein or therein not misleading.

           (iii) All written information given to GRANT and/or its professional advisers by VA SCHIENE, TARGET COMPANIES ENTITIES, officers and employees and/or VA SCHIENE's professional advisers during the negotiations prior to the Signing Date of this Investment Agreement was when given true and accurate and there is, to the best knowledge of VA SCHIENE, no fact, matter or circumstance which has not been disclosed in writing to GRANT or its professional advisers which renders any such information untrue, inaccurate or misleading or which might reasonably affect the willingness of GRANT to proceed with the purchase of the Shares and/or the Limited Partnership Interest on the terms of this Investment Agreement.

9.2 GRANT represents, covenants and warrants to VA SCHIENE as of the Signing Date and again as of the Closing Date as follows:

9.2.1      GRANT's Good Standing and Authorization

           (i) GRANT is a corporation, duly organized, validly existing and in good standing under the laws of Delaware. No Bankruptcy Action has been initiated against GRANT.

           (ii) GRANT has the requisite corporate power and authority to enter into this Investment Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Investment Agreement by GRANT and the consummation by

                  GRANT of the transactions contemplated hereby have been duly authorized by all necessary partnership action on the part of GRANT. This Investment Agreement has been duly and validly executed and delivered by GRANT and constitutes a valid and binding obligation of GRANT, enforceable against GRANT in accordance with its terms, except that

                  (A) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditor's rights generally; and

                  (B) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

           (iii) The execution and delivery of this Investment Agreement by GRANT do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under any provision of

                  (A) the certificates of incorporation, by-laws or other organizational documents of GRANT;

                  (B) subject to the governmental filings and other matters referred to in Section 9.2.1.iv below, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to GRANT.

           (iv) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to GRANT in connection with the execution and delivery of this Investment Agreement by GRANT or the consummation by GRANT of the transactions contemplated hereby, except as have already been obtained and except for the filing of premerger notification information with the competent competition authorities.

           (v) No administrative, civil or arbitral proceeding which could hinder or prevent the execution and delivery of this Investment Agreement by GRANT or the consummation by GRANT of the transactions contemplated hereby are pending or, to the best knowledge of GRANT, threatened.

9.2.2      Information

           (i) All information contained in this Investment Agreement (including the recitals) is true and accurate.

           (ii) No representation, warranty or covenant contained in this Investment Agreement and no statement contained in the Schedules or in any Annex, certificate or other instrument furnished or to be furnished to VA SCHIENE pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of fact, or omits or will omit to state a fact which is necessary in order to make the statements contained herein or therein not misleading.

           (iii) All written information given to VA SCHIENE and/or its professional advisers by GRANT, officers and employees and/or GRANT's professional advisers during the negotiations prior to the Signing Date of this Investment Agreement was when given true and accurate and there is, to the best knowledge of GRANT, no fact, matter or circumstance which has not been disclosed in writing to VA SCHIENE or its professional advisers which renders any such information untrue, inaccurate or misleading or which might reasonably affect the willingness of VA SCHIENE to proceed with the sale of the Shares and/or the Limited Partnership Interest on the terms of this Investment Agreement.

10.        INDEMNIFICATION

10.1 Either Party shall indemnify and hold harmless the other Party, its Affiliates, successors and assigns (each an "Indemnity Party"), from and against and in respect of any and all losses, liabilities, claims, damages, costs and expenses of defense thereof (including without limitation expenses of investigation, legal or other fees or expenses reasonably incurred in connection with and any amount paid in settlement of or as a judgment relating to, any action, claim, legal, administrative, governmental or other proceeding, suit, investigation, inquiry, complaint, notice of violation or any similar process, judgment, injunction order, directive or restrictions) (collectively, "Indemnity Losses") to which an Indemnity Party may become subject, from or arising out of any breach of or inaccuracy in any of the representation, covenants, warranties or agreements set forth herein and any failure to perform any obligations under this Investment Agreement.

10.2 An Indemnity Party shall give prompt written notice to the other Party of any claim, demand or action of a third party of which it has knowledge and as to which an Indemnity Party may seek indemnification hereunder; provided however, that omission to so notify the other Party shall not relieve the other Party of the obligation to indemnify such Indemnity Party except to the extent that such failure to so notify shall have impaired the other Party's ability to defend such claim or action. Upon receipt of notice of any action relating to Indemnity Losses, both Parties shall, at their own expense, consult on the defense of such actions.

10.3 Except for claims from the representations, covenants and warranties set forth in Sections 9.1.1, 9.1.4, 9.1.5(i), 9.1.15, 9.1.19 and
           9.2.1 of this Investment Agreement, which may be asserted without limitation notwithstanding any otherwise applicable statute of limitations, all claims from the representations, covenants and warranties contained in or made pursuant to this Investment Agreement shall survive Closing and may only be asserted in writing including a brief statement of facts and an estimate of the Indemnity Losses incurred within three years from the Closing Date. Claims from the representations, covenants and warranties set forth in Section 9.1.7 of this Investment Agreement shall be precluded after a period of 6 months as of the definite final assessment or determination of the Taxes concerned.

10.4 Claims from the representations, covenants and warranties set forth in Section 9 of this Investment Agreement may only be asserted if they exceed in the aggregate the total amount of ATS 5,000,000; in case this threshold is exceeded, however, the full amounts may be asserted. Individual claims that do not exceed the amount of ATS 100,000 may not be asserted at all and shall not be taken into account when determining the threshold of aggregate claims as provided above.

10.5 This Section 10 contains all remedies of the Parties with respect to the representations, covenants and warranties set forth in Section 9 of this Investment Agreement. Withdrawal from this Investment Agreement (Rucktritt), recession (Wandlung) and the challenge of this Investment Agreement due to error (Irrtumsanfechtung) shall be excluded, subject to the following provisions:

           A Party's statutory claims based on fraudulent misrepresentation or deceit or force exercised by the other Party shall not be restricted by this Investment Agreement.

           GRANT shall be entitled to withdraw from this Investment Agreement in the time period between the Signing Date and the Closing Date if GRANT's actual Indemnity Losses exceed the amount of ATS 200,000,000.

10.6 VA SCHIENE shall indemnify and hold harmless each other Indemnity Party from any and all Indemnity Losses suffered by them or allocated to the Limited Partnership Interest arising

           (i) from the claims threatened against TARGET COMPANIES by Vallourec Mannesmann Oil & Gas France in 1998 due to alleged unfair competition;

           (ii) from the bankruptcy proceedings of INKOM Bank and APM Alloy Pipe & Metal GmbH;

           (iii) from the allocation of the loss carry forwards to VA SCHIENE during the reorganization process, and from a letter issued by VOEST-ALPINE SCHIENEN GmbH to the works council of VASK GmbH in connection with an extra dividend payment in the amount of ATS 600 million and promising to financially support investments and programs of VASK GmbH;

           from the resizing of the TARGET COMPANIES in 1999 and any related lay-offs, in particular, but not limited to, costs for social plans; to the extent such claims have not been provided for in the VASK Financial Statements as of March 31, 1999.

11.        MISCELLANEOUS

11.1 This Investment Agreement shall be governed by, and construed in accordance with, the laws of Austria, without reference to or application of any conflicts of laws.

11.2 From time to time (whether before, at or after Closing) at the reasonable request of GRANT and without further consideration, VA SCHIENE will execute and deliver to GRANT such other documents, and take such other action, as GRANT may reasonably request in order to consummate more effectively the transactions contemplated by this Investment Agreement.

11.3 This Investment Agreement may not be assigned by any Party without the prior written consent of the other Party. Notwithstanding the foregoing VA SCHIENE agrees that

           GRANT may nominate and assign its obligations and rights arising from this Investment Agreement to any Affiliate of GRANT up until the Closing Date and any time thereafter, provided that GRANT will be jointly and severally liable for all obligations provided for herein.

11.4 Subject to Section 11.3, this Investment Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, executors, administrators and permitted assigns.

11.5 Whether or not the transactions contemplated by this Investment Agreement are consummated, all costs and expenses incurred in connection with this Investment Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, except

           (i) transfer taxes and stamp duties that may be incurred in the transfer of the Limited Partnership Interest and/or the Shares; and

           (ii) the notarial fees to be paid in connection with the execution of an agreement in the form of a notarial deed with respect to the transfer of the Shares; and

           (iii) the costs arising in connection with the notification of this Investment Agreement and the transactions contemplated hereby to the competent Austrian commercial courts for entry into the commercial register shall be borne 50 % by GRANT and 50 % by VA SCHIENE.

11.6 All Parties have agreed to sign this Investment Agreement outside of Austria. The Party breaching this obligation shall pay the amount of stock exchange turnover tax arising from that breach.

11.7 All disputes arising out of this Investment Agreement or related to its violation, termination or nullity shall be finally settled under the Rules of Arbitration and Conciliation of the International Arbitral Centre of the Austrian Federal Economic Chamber in Vienna (Vienna Rules) by one or more arbitrators appointed in accordance with these rules. The number of arbitrators shall be three; the substantive law of Austria shall be applicable; the language to be used in the arbitral proceedings shall be English.

11.8 This Investment Agreement may not be amended or modified, except in writing duly and validly executed by both Parties. The compliance with any condition or covenant set forth herein may not be waived, except in writing duly and validly executed by GRANT and/or VA SCHIENE.

11.9 In case any one or more of the provisions contained in this Investment Agreement shall be invalid, illegal, or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any ways be affected or impaired thereby.

11.10 This Investment Agreement, including the Annexes and Schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof. Except as expressly provided herein, all prior agreements or understandings, if any, between the Parties with respect to the subject matter hereof shall, upon the execution of this Investment Agreement, be null and void.

11.11 The section headings in this Investment Agreement have been inserted for convenience of reference only and are not, and shall not be deemed to be a substantive portion of this Investment Agreement.

11.12 All notices, requests, demands and other communications which are required or may be given under this Investment Agreement shall be in writing and shall be sufficient in all respects

           (i) if delivered personally or by facsimile transmission to the telecopier number set forth below, when so delivered; or

           (ii) if given by DHL or equivalent air courier service, four (4) days after the date delivered to such courier, delivery charges prepaid, in each case addressed as follows:

           If to GRANT, to:

           Grant Prideco, Inc.
           1450 Lake Rubbins Drive
           The Woodlands, Tx USA 77380

           Attention:  John C. Coble and Curtis W. Huff
           Telephone:  (281) 297 8500
           Telecopier: (281) 297 8569 and (713) 297 8488

           With a copy to:

           Bruckhaus Westrick Heller Lober
           Seilergasse 16
           1010 Vienna
           Austria

           Attention:  Jenny W.T. Power
           Telephone:  (++43 1) 51515  Ext. 210 or 310
           Telecopier: (++43 1) 512 63 94

           If to VA SCHIENE to:


           VA Schiene GmbH
           Kerpelystrasse 201
           8700 Leoben
           AUSTRIA
           att.:Willibald Mautner
           Telephone: (++43) 3842/202 4453
           Telecopy: (++43) 3842/202 2444

           With a copy to:


           VOEST-ALPINE STAHL AG
           Voest-Alpine-Strasse 1
           4020 Linz
           AUSTRIA
           att: Hubert Possegger
           Telephone: (++43/70/6585-9516)
           Telecopy: (++43/70/6980-5581)

11.13 This Investment Agreement may be executed in two counterparts, one for each Party, each of which shall be an original, but all of which together shall constitute one and the same Investment Agreement.

11.14 No announcement or other public disclosure shall be made by a Party without the prior written consent and approval of the other parties.


IN WITNESS WHEREOF, the parties have executed or caused to be executed this Investment Agreement as of the date first above written


/s/ [ILLEGIBLE]
-----------------------------------
GRANT PRIDECO, Inc.


/s/ [ILLEGIBLE]
-----------------------------------
VOEST-ALPINE SCHIENEN GmbH & Co KG

                                     ANNEX 1


"Affiliate" shall mean, with respect to any specified Person, any other Person that, directly or indirectly, is in control of, is controlled by, controls or is under common control with such first Person or is an officer, director, general partner, managing member or trustee of such Person or Affiliate of such Person. For purposes of this definition, control shall include the ownership of 50% or more of the legal or beneficial interest in any Person or the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

"Austrian Waste Disposal Act" shall mean Abfallwirtschaftsgesetz, BGBl 1990/325 as amended.

"Bankruptcy Action" shall mean:

(a)    Taking any action that might cause a legal entity to become insolvent; or

(b)    (i)   Commencing any case, proceeding or other action by or on behalf of a legal entity under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors;

       (ii) Instituting proceedings to have a legal entity adjudicated a bankrupt or insolvent;

       (iii) Consenting to, or acquiescing in, the institution of bankruptcy, insolvency or reorganization proceedings against a legal entity;

       (iv) Filing a petition or consent to a petition seeking reorganization, arrangement, adjustment or other relief on behalf of a legal entity of its debts under any existing or future law of any jurisdiction relating to bankruptcy, insolvency or reorganization;

       (v) Seeking or consenting to the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for a legal entity or a substantial portion of the assets or properties of a legal entity;

       (vi) Making any assignment for the benefit of a legal entity's creditors; or

       (vii) Taking any action or causing a legal entity to take any action in furtherance of any of the foregoing.

"Business Premises" shall have the meaning assigned to such term in Section 9.1.6.i.

"Closing" shall have the meaning assigned to such term in Section 6.4 of the Investment Agreement.

"Closing Date" shall mean 7 (seven) days after the date on which the transactions contemplated by this Investment Agreement have been officially cleared by the cartel Authorities, or such other date as all Parties shall agree to in writing.

"Conditions Precedent" shall have the meaning assigned to such term in Section
6.1 of the Investment Agreement.

"Conditions Precedent II" shall have the meaning assigned to such term in
Section 6.2 of the Investment Agreement.

"Deposit" shall have the meaning assigned to such term in Section 3.6 of the Investment Agreement.

"Dividend" shall mean the distributions or dividends, as the case may be, attributable to GRANT'S Limited Partnership Interest in VASK GmbH & Co KG and VASK GmbH.

"Environmental Laws" shall mean any and all applicable Laws pertaining to or otherwise regulating the environment, natural resources or human health and safety currently in effect.

"ERP-Funds" shall mean European Regional Project Funds.

"EURIBOR" shall mean the rate per annum calculated daily under the auspices of the European Banking Federation ("EBF") and the European Central Bank ("ECB") on the basis of quotes from the 57 banks selected by EBF and/or ECB (or such other number of banks as may from time to time be determined by EBF and/or ECB) and published by the information vendor determined by EBF and/or ECB and/or selected by the bank for deposits in EURO for a period equal to or closest to the interest period for which an interest rate is to be determined at or about 11:00 a.m. (Frankfurt Time) expected to be shown on Telerate page 247 on the second Business Day in Vienna before the first day of such interest period.

"EURO" shall mean the currency as and when established pursuant to the provision of article 109 l (4) of the Treaty establishing the European Community as amended by the Treaty on the European Union.

"Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"GRANT" shall mean Grant Prideco, Inc. a Delaware corporation with its business address at 1450 Lake Robbins Drive, The Woodlands, Texas 77380.

"Indemnity Party" shall have the meaning as assigned to such term in Section
10.2.

"Installment I" shall have the meaning assigned to such term in Section 3.2 of the Investment Agreement.

"Installment II" shall have the meaning assigned to such term in Section 3.2 of the Investment Agreement.

"Installment III" shall have the meaning assigned to such term in Section 3.2 of the Investment Agreement.

"Installment IV" shall have the meaning assigned to such term in Section 3.2 of the Investment Agreement.

"Internal MIS Systems" shall mean, with reference to any TARGET COMPANY Entity any computer software and systems (including hardware, firmware, operating system software, utilities, and applications software) used in the ordinary course of business by or on behalf of such TARGET COMPANY Entity, as the case may be, including payroll, accounting, billing/receivables, inventory, asset tracking, customer service, human resources, and e-mail systems.



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                                      -46-

"IVM Industrieversicherungsmakler GmbH" shall mean an Austrian limited liability company, with its principal place of business in Linz and business address VOEST-ALPINE-Strasse 3, A-4020 Linz, registered in the commercial register of the Higher Court of Linz under the registration number 89391 i.

"Limited Partnership Interest" shall mean 50.01% of VA SCHIENE's limited partnership interest in VASK GmbH & Co KG, corresponding to a limited partnership interest of ATS 123,774,750 (in words: Austrian Shillings one hundred twenty three million and seven hundred seventy four thousand seven hundred fifty).

"Laws" shall mean, collectively, federal, foreign, state, provincial, municipal and local laws (including common law), statutes, ordinances, rules, regulations, orders, determinations or other legal requirements.

"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or other), charge, claim, rights of third parties or preference, priority or other pledge agreement or preferential arrangement of any kind or nature whatsoever, including without limitation any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing.

"Material Adverse Effect" or "material adverse change" shall mean, when used in connection with any Person or the TARGET COMPANY Entities, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of that Person and its subsidiaries, taken as a whole, or of the TARGET COMPANY Entities, as the case may be; provided, however, a Material Adverse Effect or material adverse change with respect to the TARGET COMPANY Entities shall not include (i) any effect or change relating to or affecting the oil and gas service industry as a whole, (ii) changes in national or international economic conditions or industry conditions generally, or (iii) the loss of employees, customers or suppliers thereby as a direct or indirect consequence of any announcement or expectation of the transactions contemplated hereby.

"Operating Agreement" shall mean an agreement between GRANT and VA SCHIENE defining the general rights and obligations of the shareholders of VASK GmbH and the partners of VASK GmbH & Co KG.

"Owned" shall mean, with respect to any Person, those assets, properties, rights, titles, interests, contracts, claims and estates owned, leased, licensed or otherwise held by such Person, but if jointly owned, leased, licensed or held with another Person, then in each such case only to the extent of the ownership interest of the Person identified in the Formation Agreement as the owner.

"Parties" shall mean, collectively, all parties to the Investment Agreement, and "Party" shall mean, individually, any one of the Parties.

"Person" shall mean an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

"Pledge Agreement" shall have the meaning assigned to such term in Section 3.5 of the Investment Agreement.

"Power Plant" shall mean the power plant situated on the property of VASK GmbH & Co KG and maintained by GEP Gesellschaft fur Energie und Umwelttechnische Projekte Kleinkraftwerke und Mobilienleasing KG an Austrian limited liability partnership.

"Products" shall mean any products offered or furnished by the TARGET COMPANY Entities, as the case may be, or any predecessor in interest thereof, currently or at any time in the past and any and all enhancements, upgrades, customizations, modifications, and maintenance thereto.

"Purchase Price" shall mean ATS 400,000,000 (in words: Austrian shillings four hundred million"), the entire compensation for the purchase and assignment of the Limited Partnership Interest and the Shares from VA SCHIENE to GRANT.

"Purchase Price I" shall have the meaning assigned to such term in Section 3.1 of the Investment Agreement.

"Purchase Price II" shall have the meaning assigned to such term in Section 3.1 of the Investment Agreement.

"Shares" shall mean a 50% interest in VASK GmbH, corresponding to a fully paid up nominal capital of ATS 250,000 (in words: Austrian Shillings two hundred fifty thousand).

"Services" shall mean any services offered or furnished by the TARGET COMPANIES Entities, as the case may be, or any predecessor in interest thereof, currently or at any time in the past.

"Signing Date" shall mean the day the Investment Agreement is duly executed by all Parties.



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                                      -48-

"Subsidiary" of a Person means any corporation, partnership or other legal entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such first mentioned Person.

"Supply Agreement" shall mean an agreement between GRANT and VASK GmbH & Co KG defining the terms and conditions for the purchase of green pipes on a long term basis.

"TARGET COMPANIES" shall mean, collectively, VASK GmbH & Co KG and VASK GmbH.

"TARGET COMPANIES ENTITIES" shall mean, collectively the TARGET COMPANIES and all of their Subsidiaries and representative offices or, individually, any thereof, as interpretation may require.

"TARGET COMPANY Entities' Permits" shall have the meaning assigned to such term in Section 9.1.14.

"Target Equity" shall have the meaning assigned to such term in Section 4.1.

"Tax" or "Taxes" shall mean all federal, state, local or foreign taxes, assessments, duties, levies or similar charges of any kind, including, without limitation, social security contributions and those on or measured by or referred to as income, gross receipt, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority, domestic or foreign, whether disputed or not.

"Tax Return" shall mean any return, report, declaration, statement, claim for refund or information return or statement required to be filed with any Governmental Authority with respect to Taxes, or any amendment thereto, including any schedule or attachment thereto.

"Transaction Documents" shall mean, collectively, the Investment Agreement, the Supply Agreement and the Operating Agreement.

"VA-Group" shall mean one or more of the Affiliates of VOEST-ALPINE.



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                                      -49-

"VASK Financial Statements" shall have the meaning assigned to such term in
Section 9.1.2.i.

"VASK GmbH & Co KG" shall mean VOEST-ALPINE STAHLROHR KINDBERG GmbH & Co KG, an Austrian limited partnership, with its principal place of business in Kindberg and business address Alpine Strasse 17, 8652 Kindberg-Aumuhl, Austria, registered in the commercial register of the Higher Court of Leoben under the registration number 165400 k.

"VASK GmbH" shall mean VOEST-ALPINE STAHLROHR KINDBERG GmbH, an Austrian limited liability company, with its principal place of business in Linz and business address VOEST-Alpine-Strasse 1, 4020 Linz, Austria, registered in the commercial register of the Higher Court of Linz under the registration number 106933 f.

"VA SCHIENE" shall mean VOEST-ALPINE SCHIENEN GmbH & Co KG, an Austrian limited partnership, with its principal place of business in Leoben-Donawitz and business address at Kerpelystrasse 199, registered in the commercial register of the Higher Court of Leoben under the registration number 165399 i.

"VA SCHIENE's Bank Account" shall mean the bank account number in the name of VA-SCHIENE notified from time to time in writing by VA SCHIENE.

"VOEST-ALPINE" shall mean VOEST-ALPINE STAHL AG, an Austrian stock corporation, with its principal place of business in Linz and business address
VOEST-ALPINE-Strasse 1, 4020 Linz, Austria, registered in the commercial register of the Higher Court of Linz under the registration number 662097.

"VOEST-ALPINE TUBULAR Corporation" shall mean a Texas limited liability company bearing said name, with its principal place of business at 10260 Westheimer, Suite 630 Houston, Texas 77042.

"Year 2000 Compliant" shall mean, with respect to any Person, that (1) the products, services, or other item(s) at issue accurately process, provide and/or receive all date/time data (including calculating, comparing, sequencing, processing, and outputting) within, from, into, and between centuries (including the twentieth and twenty-first centuries and the years 1999 and 2000), including leap year calculations, and (2) neither the performance nor the functionality nor provision by such Person of the products, services, and other item(s) at issue will be affected by any dates/times prior to, on, after, or spanning January 1, 2000. The design of the products, services, and other item(s) at issue to ensure compliance with the foregoing warranties and representations includes proper date/time data century recognition and recognition of 1999 and 2000, calculations that accommodate single century and multi-century formulae and date/time values before, on, after, and spanning January 1, 2000, and date/time data interface values that reflect the century, 1999, and 2000. In particular, but without limitation, (i) no value for current date/time will cause any error, interruption, or decreased performance in or for such product(s), service(s), and other item(s), (ii) all manipulations of date and time related data (including calculating, comparing, sequencing, processing, and outputting) will produce correct results for all valid dates and times when used independently or in combination with other products, services, and/or items, (iii) date/time elements in interfaces and data storage will specify the century to eliminate date ambiguity without human intervention, including leap year calculations,
(iv) where any date/time element is represented without a century, the correct century will be unambiguous for all manipulations involving that element, (v) authorization codes, passwords, and zaps (purge functions) will function normally and in the same manner during, prior to, on, and after January 1, 2000, including the manner in which they function with respect to expiration dates and CPU serial numbers, and (vi) such Person's supply of the product(s), service(s), and other item(s) will not be interrupted, delayed, decreased, or otherwise affected by the advent of the year 2000.